Exhibit 99.1

NEWS RELEASE

Release Time:	Immediate
Contact:	Susan Blair, (501) 978-2217
Date:	July 20, 2016

Bank of the Ozarks, Inc. Announces Completion of its Merger

With Community & Southern Holdings, Inc.

LITTLE ROCK, ARKANSAS – Bank of the Ozarks, Inc. (NASDAQ: OZRK) (“Company”) announced today the completion of its merger of Community & Southern Holdings, Inc. (“C&S”) with and into the Company effective July 20, 2016. Simultaneous with the closing of this merger, Community & Southern Bank, C&S’ wholly-owned bank subsidiary, merged with and into the Company’s wholly-owned bank subsidiary, Bank of the Ozarks.  This is the Company’s largest acquisition to date and its fourteenth acquisition since March of 2010. At June 30, 2016, C&S had approximately $3.9 billion of total assets, $3.1 billion of loans and $3.3 billion of deposits.

Pursuant to the terms of the merger agreement, each share of C&S common stock issued and outstanding immediately prior to the closing was converted into the right to receive 0.5464 of a share of the Company’s common stock. Any fractional shares will be paid in cash. In connection with the closing of the merger transaction, the Company issued approximately 20,200,000 shares of its common stock to C&S stockholders.  In addition, the Company issued approximately 783,000 shares of Company common stock (net of shares withheld for taxes) to holders of outstanding C&S stock options, restricted stock units, deferred stock units and warrants in satisfaction of all outstanding C&S equity awards.

The transaction is expected to be immediately accretive to the Company’s book value per common share and its tangible book value per common share. The transaction is also expected to be accretive to the Company’s diluted earnings per common share for the first twelve months after the transaction closes.

David Edwards has been named Georgia State President and Senior Credit Services Officer for Bank of the Ozarks.  Edwards has 30 years of banking experience and had been with C&S since its inception in 2010.

George Gleason, Chairman of the Board and Chief Executive Officer of Bank of the Ozarks stated, “We are very pleased to complete the acquisition of Community & Southern Bank. Our customers in Georgia and Florida will benefit from our expanded network of banking offices.  We now have a powerful presence in Georgia with 74 offices and a new Jacksonville, Florida banking office to complement our growing Florida banking network. We have gained a large number of very talented bankers with expertise in direct and indirect consumer lending and small business lending, an important loan operations group, two important loan and business analytics groups, and numerous other team members and capabilities which will enhance our community banking, loan administration and other business functions.”

ABOUT BANK OF THE OZARKS, INC.

Bank of the Ozarks, Inc. is a bank holding company with $12.28 billion in total assets as of June 30, 2016 and its shares trade on the NASDAQ Global Select Market under the symbol “OZRK.”  The Company owns a state-chartered subsidiary bank that conducts banking operations through 224 offices in Arkansas, Georgia, Texas, North Carolina, Florida, Alabama, South Carolina, New York and California.  The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811.  The Company’s website is: www.bankozarks.com.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This release and other communications by the Company include certain “forward-looking statements” about the Company that are intended to be covered by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time.  Those statements are subject to certain risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in such forward-looking statements.  These forward-looking statements include, among others, statements about the benefits of the business combination transaction involving the Company and C&S, including expectations with respect to future financial and operational performance, including any expected increase in the Company’s book value and tangible book value per share and any expected increase in diluted earnings per share, and other statements that are not historical facts. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties relating to the transaction with C&S include, but are not limited to, the ability to successfully integrate the two institutions and achieve expected synergies and operating efficiencies on the expected timeframe. For a discussion of risks and uncertainties relating to the Company’s business, investors and security holders are urged to read the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by the Company with the Securities and Exchange Commission. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the Company’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. Forward-looking statements speak only as of the date they are made, and the Company assumes no obligation to update such forward-looking statements.